Exhibit 99.1

Second Quarter 2023 - Earnings Release

FOR IMMEDIATE RELEASE

From: Heather H. Almond

Uwharrie Capital Corp

704-983-6181

Date: August 1, 2023

Albemarle - Uwharrie Capital Corp and its subsidiary, Uwharrie Bank (the “Bank”), reported consolidated total assets of $1.03 billion at June 30, 2023, versus $1.02 billion at December 31, 2022. During the first six months of 2023, the Bank experienced strong growth in loans held for investment of $36 million or 7.3%, while maintaining a strong liquidity position.

Net income for the six-month period ended June 30, 2023, was $4.2 million versus $2.5 million for the same period in 2022. For the six months ended June 30, 2023, net income available to common shareholders was $3.9 million, or $0.55 per share, compared to $2.2 million, or $0.31 per share, for the six months ended June 30, 2022. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Bank.

Net income for the three-month period ended June 30, 2023 was $2.2 million versus $1.7 million for the same period in 2022. For the three months ended June 30, 2023, net income available to common shareholders was $2.1 million, or $0.29 per share, compared to $1.5 million, or $0.22 per share, for the three months ended June 30, 2022.

The year-over-year improvement in net income as of June 30, 2023 is due to improvement in margins related to rising interest rates during 2022 and 2023 and a continued shift in the makeup of our earning assets.

Contact Heather Almond, Chief Financial Officer at 704-983-6181 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through its subsidiaries: Uwharrie Bank and Uwharrie Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.Uwharrie.com or by calling 704-982-4415.